Exhibit 99.1

Intercontinental Exchange Reports Record Second Quarter 2015 Results

$2.90 Adjusted Diluted EPS from Continuing Operations, +27% y/y

$797MM Consolidated Revenues, less Transaction-based Expenses, +6% y/y

$323MM Adjusted Net Income from Continuing Operations Attributable to ICE, +23% y/y

ATLANTA & NEW YORK, August 5, 2015 - Intercontinental Exchange (NYSE: ICE), the leading global network of exchanges and clearing houses, today reported financial results for the second quarter of 2015. For the quarter ended June 30, 2015, consolidated net income attributable to ICE was $283 million on $797 million of consolidated revenues less transaction-based expenses. On a GAAP basis, diluted earnings per share (EPS) in the second quarter were $2.54.

ICE's operating results include amortization of acquisition-related intangibles, acquisition and integration related expenses and other adjustments that are not reflective of ICE's cash operations or core business performance. Excluding these items, net of tax, second quarter 2015 adjusted net income from continuing operations was $323 million and adjusted diluted EPS from continuing operations were $2.90, an increase of 27% over the prior second quarter. Please refer to the reconciliation of non-GAAP financial measures included in this press release for more information on adjusted net income from continuing operations and adjusted diluted EPS from continuing operations.

"Our focus on achieving our objectives resulted in another record quarter. This was driven by diverse contributions across commodities, cash equities, data services and listings,” said ICE Chairman and CEO Jeffrey C. Sprecher. "We are executing on many strategic growth initiatives across our derivatives and equity markets, and are focused on innovation to better serve our customers while delivering strong returns for our shareholders.”

Scott A. Hill, ICE CFO, said: “We again grew revenues and reduced expenses while taking a disciplined approach to investing in growth. All of this enabled us to grow adjusted earnings 27% year on year. We continue to generate strong cash flow and maintain a strong balance sheet with low leverage. We retired $1 billion in debt and returned $288 million to shareholders through dividends and share repurchases during the quarter."

Second Quarter 2015 Results

Second quarter 2015 consolidated revenues, less transaction-based expenses, increased 6% to $797 million compared to the same period in 2014. Included in this amount are $448 million of transaction and clearing revenues, less transaction-based expenses.

Consolidated data services revenues for the second quarter of 2015 were a record $191 million, up 29% year-over-year and listings revenues were a record $101 million, up 12% compared to the prior second quarter. Consolidated other revenues were $57 million.

Consolidated operating expenses were $367 million for the second quarter of 2015, including $6 million in NYSE integration costs. Consolidated operating income for the second quarter was $430 million and operating margin was 54%. The effective tax rate for the second quarter was 27%.

First Half 2015 Results

Consolidated revenues, less transaction-based expenses, in the first half increased 6% to $1.6 billion compared to the same period in 2014. Included in this amount are $954 million of transaction and clearing revenues, less transaction-based expenses.

Consolidated data services revenues for the first half of 2015 were a record $378 million, up 24% year-over-year and listings revenues were a record $202 million, up 12% compared to the prior first half. Consolidated other revenues were $113 million.

Consolidated operating expenses were $755 million for the first half of 2015, including $25 million in NYSE integration costs. Consolidated operating income for the first half of 2015 was $892 million and operating margin was 54%. The effective tax rate for the first half was 27%.

Consolidated cash flows from operations were $770 million in the first half of 2015. Operational capital expenditures were $52 million and capitalized software development costs totaled $44 million.

Unrestricted cash and short-term investments were $700 million as of June 30, 2015. With the repayment of $1.0 billion in Euronotes, outstanding debt was $3.3 billion as of June 30, 2015.

Financial Guidance

•	ICE expects third and fourth quarter 2015 adjusted operating expenses in the range of $330 million to $335 million per quarter.

•	ICE expects second half 2015 consolidated tax rate in the range of 28% to 31%.

•	ICE's diluted share count for the third quarter and full year 2015 is expected to be in the range of 110 million to 112 million weighted average shares outstanding, including share repurchases through July 2015.

Earnings Conference Call Information

ICE will hold a conference call today, August 5, at 8:30 a.m. ET to review its second quarter 2015 financial results. A live audio webcast of the earnings call will be available on the company's website at www.theice.com in the investor relations section. Participants may also listen via telephone by dialing 888-317-6003 from the United States, 866-284-3684 from Canada or 412-317-6061 from outside of the United States and Canada. Telephone participants are required to provide the participant entry number 0468462 and are recommended to call 10 minutes prior to the start of the call. The call will be archived on the company's website for replay.

Historical futures, options and cash ADV, rate per contract, open interest data and CDS cleared information can be found at: http://ir.theice.com/investors-and-media/supplemental-volume-info/default.aspx

Consolidated Statements of Income

(In millions, except per share amounts) (Unaudited)

	Six Months Ended June 30,		Three Months Ended June 30,
Revenues:	2015	2014	2015	2014
Transaction and clearing fees, net	$1,536	$1,490	$724	$726
Data services fees	378	305	191	148
Listing fees	202	180	101	90
Other revenues	113	104	57	52
Total revenues	2,229	2,079	1,073	1,016
Transaction-based expenses:
Section 31 fees	171	161	79	87
Cash liquidity payments, routing and clearing	411	371	197	179
Total revenues, less transaction-based expenses	1,647	1,547	797	750
Operating expenses:
Compensation and benefits	295	304	144	150
Technology and communication	98	90	47	43
Professional services	65	103	32	49
Rent and occupancy	31	42	15	22
Acquisition-related transaction and integration costs	26	62	7	37
Selling, general and administrative	58	67	29	41
Depreciation and amortization	182	161	93	81
Total operating expenses	755	829	367	423
Operating income	892	718	430	327
Other income (expense):
Interest expense	(46)	(51)	(23)	(23)
Other income (expense), net	(7)	15	(9)	16
Other expense, net	(53)	(36)	(32)	(7)
Income from continuing operations before income tax expense	839	682	398	320
Income tax expense	227	194	109	93
Income from continuing operations	612	488	289	227
Income from discontinued operations, net of tax	—	21	—	8
Net income	$612	$509	$289	$235
Net income attributable to non-controlling interest	(14)	(22)	(6)	(9)
Net income attributable to Intercontinental Exchange, Inc.	$598	$487	$283	$226

Basic earnings per share attributable to Intercontinental Exchange, Inc. common shareholders:
Continuing operations	$5.37	$4.05	$2.55	$1.89
Discontinued operations	—	0.19	—	0.07
Basic earnings per share	$5.37	$4.24	$2.55	$1.96
Diluted earnings per share attributable to Intercontinental Exchange, Inc. common shareholders:
Continuing operations	$5.34	$4.03	$2.54	$1.88
Discontinued operations	—	0.19	—	0.07
Diluted earnings per share	$5.34	$4.22	$2.54	$1.95
Weighted average common shares outstanding:
Basic	112	115	111	115
Diluted	112	116	112	116
Dividend per share	$1.40	$1.30	$0.75	$0.65

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of	As of
	June 30, 2015	December 31, 2014
Assets:
Current assets:
Cash and cash equivalents	$678	$652
Short-term investments	22	1,200
Short-term restricted cash and investments	361	329
Customer accounts receivable	541	445
Margin deposits and guaranty funds	43,351	47,458
Prepaid expenses and other current assets	180	135
Total current assets	45,133	50,219
Property and equipment, net	911	874
Other non-current assets:
Goodwill	8,532	8,535
Other intangible assets, net	7,700	7,780
Long-term restricted cash and investments	255	297
Long-term investments	341	379
Other non-current assets	232	169
Total other non-current assets	17,060	17,160
Total assets	$63,104	$68,253

Liabilities and Equity:
Current liabilities:
Accounts payable and accrued liabilities	$324	$311
Accrued salaries and benefits	121	205
Section 31 fees payable	168	137
Deferred revenue	294	69
Short-term debt	1,016	2,042
Margin deposits and guaranty funds	43,351	47,458
Other current liabilities	306	291
Total current liabilities	45,580	50,513
Non-current liabilities:
Non-current deferred tax liability, net	1,902	1,938
Long-term debt	2,247	2,247
Accrued employee benefits	499	516
Other non-current liabilities	393	482
Total non-current liabilities	5,041	5,183
Total liabilities	50,621	55,696
Redeemable non-controlling interest	40	165
Equity:
Intercontinental Exchange, Inc. shareholders’ equity:
Preferred stock	—	—
Common stock	1	1
Treasury stock, at cost	(1,181)	(743)
Additional paid-in capital	10,017	9,938
Retained earnings	3,641	3,210
Accumulated other comprehensive loss	(68)	(46)
Total Intercontinental Exchange, Inc. shareholders’ equity	12,410	12,360
Non-controlling interest in consolidated subsidiaries	33	32
Total equity	12,443	12,392
Total liabilities and equity	$63,104	$68,253

Non-GAAP Financial Measures and Reconciliation

We use non-GAAP measures internally to evaluate our performance and in making financial and operational decisions. When viewed in conjunction with our U.S. generally accepted accounting principles, or GAAP, results and the accompanying reconciliation, we believe that our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. We strongly recommend that investors review the U.S. GAAP financial measures included in this press release and in our Quarterly Report on Form 10-Q, including our consolidated financial statements and the notes thereto.

Adjusted income from continuing operations for the periods presented below are calculated by adding income from continuing operations, the adjustments described below, which are not reflective of our cash operations and core business performance, and the related income tax effect. The following table reconciles income from continuing operations to adjusted net income from continuing operations and calculates adjusted earnings per share from continuing operations for the period presented below (in millions except per share amounts):

	Six Months Ended June 30, 2015	Three Months Ended June 30, 2015
Income from continuing operations	$612	$289
Add: NYSE integration costs	25	6
Add: Amortization of acquisition-related intangibles	66	33
Add: Litigation accruals	19	19
Less: Income tax effect for the items above	(34)	(15)
Less: Other tax adjustments	(7)	(3)
Less: Net income from continuing operations attributable to non-controlling interest	(14)	(6)
Adjusted net income from continuing operations	$667	$323

Earnings per share from continuing operations:

Basic	$5.37	$2.55
Diluted	$5.34	$2.54

Adjusted earnings per share from continuing operations:

Adjusted basic	$5.98	$2.91
Adjusted diluted	$5.96	$2.90

Weighted average common shares outstanding:
Basic	112	111
Diluted	112	112

About Intercontinental Exchange

Intercontinental Exchange (NYSE: ICE) operates the leading network of regulated exchanges and clearing houses. ICE’s futures exchanges and clearing houses serve global commodity and financial markets, providing risk management and capital efficiency. The New York Stock Exchange is the world leader in capital raising and equities trading.

Trademarks of ICE and/or its affiliates include Intercontinental Exchange, ICE, ICE block design, NYSE and New York Stock Exchange. Information regarding additional trademarks and intellectual property rights of Intercontinental Exchange, Inc. and/or its affiliates is located at www.intercontinentalexchange.com/terms-of-use.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 - Statements in this press release regarding ICE's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE's Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in Intercontinental Exchange, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on February 5, 2015. We caution you not to place undo reliance on these forward looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of an unanticipated event. New factors emerge from time to time, and it is not possible for management to predict all factors that may affect our business and prospects. Further, management cannot assess the impact of each factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

SOURCE: Intercontinental Exchange

ICE-CORP

Media Contact:

Brookly McLaughlin, Senior Director Communications

+1 312 836 6728

brookly.mclaughlin@theice.com

Investor Contact:

Kelly Loeffler, SVP Investor Relations & Corp. Communications

+1 770 857 4726

kelly.loeffler@theice.com

Isabel Janci, Senior Director, Investor Relations

+1 770 857 0363

isabel.janci@theice.com